Exhibit 10.4

MASTER OWNERSHIP AND LICENSE AGREEMENT REGARDING TRADEMARKS

AND CERTAIN RELATED INTELLECTUAL PROPERTY

BY AND BETWEEN

KELLOGG COMPANY

AND

WK KELLOGG CO

DATED AS OF [●], 2023

ARTICLE VIII NON-FOOD AND BEVERAGE PROGRAMS		23
8.1	Non-Food and Beverage Programs in North America	23

ARTICLE IX MAINTENANCE, PROSECUTION AND ENFORCEMENT		23
9.1	Maintenance and Prosecution	23
9.2	Enforcement	25

ARTICLE X DIVERSION		29
10.1	Diversion	29
10.2	Diversion Event	30
10.3	Legal Actions	30

ARTICLE XI PRODUCT RECALLS, INDEMNIFICATION AND LIMITATION OF LIABILITY		31
11.1	Product Recalls	31
11.2	WARRANTY DISCLAIMER	31
11.3	Indemnification by WKKC	31
11.4	Indemnification by Kellanova	31
11.5	Indemnification Procedures	32
11.6	Limitation of Liability	32

ARTICLE XII TERM AND TERMINATION		32
12.1	Term	32
12.2	Termination by Mutual Agreement	32
12.3	Effect of Termination	32
12.4	Survival	32

ARTICLE XIII CONFIDENTIALITY		33
13.1	Confidentiality	33
13.2	Exceptions	33
13.3	Disclosures Required by Law	33

ARTICLE XIV DISPUTE RESOLUTION AND GOVERNANCE		34
14.1	Breach	34
14.2	Dispute Resolution	34

ARTICLE XV MISCELLANEOUS		34
15.1	Counterparts; Entire Agreement; Corporate Power	34
15.2	Assignment and Sales of Licensed Marks	35
15.3	Governing Law	35
15.4	Third-Party Beneficiaries	36
15.5	Notices	36
15.6	Severability	36
15.7	Headings	36
15.8	Interpretation	36
15.9	Force Majeure	37
15.10	Waivers of Default	37

2

15.11	Amendments	37
15.12	Performance	37
15.13	Mutual Drafting	38

SCHEDULES

Schedule 1	Licensed Marks and Corresponding Food and Beverage Categories
Schedule 2	NA Core Requirements
Schedule 3	Extended Requirements
Schedule 4	Domain Names and Digital Properties
Schedule 5	Carveout Products
Schedule 6	Diversion Damages and Diversion Event Exceptions
Schedule 7	WKKC-Owned Prefixes
Schedule 8	Food and Beverage Categories

ANNEXES

Annex A	Kellanova-Owned Marks
Annex B	WKKC-Owned Marks
Annex C	Examples of Food and Beverage Categories

3

MASTER OWNERSHIP AND LICENSE AGREEMENT REGARDING TRADEMARKS

AND CERTAIN RELATED INTELLECTUAL PROPERTY

This MASTER OWNERSHIP AND LICENSE AGREEMENT REGARDING TRADEMARKS AND CERTAIN RELATED INTELLECTUAL PROPERTY (this “Agreement”), effective as of the Effective Time, is by and between Kellogg Company, a Delaware corporation (“Kellanova”), and WK Kellogg Co, a Delaware corporation (“WKKC” and each of Kellanova and WKKC, a “Party,” and collectively, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the board of directors of Kellanova determined that it is in the best interest of Kellanova and its stockholders to create a new publicly traded company that shall operate the WKKC Business;

WHEREAS, in furtherance of the foregoing, Kellanova and WKKC entered into that certain Separation and Distribution Agreement (“SDA”), together with other ancillary transaction documents, to separate the WKKC Business from the Kellanova Business, including by transferring and/or reorganizing certain intellectual property assets to align with the allocation of ownership rights and other rights described herein;

WHEREAS, in connection with the separation of the WKKC Business from the Kellanova Business, Kellanova contributed the WKKC Brand IP to one or more members of the WKKC Group;

WHEREAS, the Parties desire to license to each other certain Brand-Related Intellectual Property on a perpetual basis, taking into consideration the overlapping usage by both the Kellanova Business and the WKKC Business in different Food and Beverage Categories in North America; and

WHEREAS, the licensing of all other intellectual property, including patents, trade secrets and know-how, between the Parties is governed by that certain Master Ownership and License Agreement Regarding Patents, Trade Secrets and Certain Related Intellectual Property, effective as of the Effective Time (“Non-Brand IP Agreement”).

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the SDA. For the purpose of this Agreement, the following terms shall have the following meanings:

“Affiliate” shall have the meaning set forth in the SDA.

“Agreement” shall have the meaning set forth in the Preamble.

“Bars & Other Bites” shall have the meaning set forth in Schedule 8.

“Brand IP” shall mean any Kellanova Brand IP or any WKKC Brand IP that is licensed under this Agreement by the Kellanova Group or the WKKC Group, as applicable, to the WKKC Group or Kellanova Group, as applicable.

“Brand-Related Intellectual Property” shall mean all registered and unregistered, statutory, common law, and other similar or equivalent rights subsisting now or in the future in any part of the world relating to the following: (a) trademarks, service marks, trade names, trade dress, trade names, logos, design elements, and other designations or indicia or origin or source, together with all registrations and all applications to register any of the foregoing, and all goodwill associated therewith (“Trademarks”); (b) original works of authorship in any medium of expression, whether or not published, all copyrights and copyrightable works therein, together with any moral rights related thereto, and all registrations and applications for registration of such copyrights thereof (collectively, “Copyrights”); (c) all other intellectual property or proprietary rights related to the Trademarks on Schedule 1 or brand expression, marketing or advertisement; (d) the right to bring any cause of action related to past, present, or future infringement, dilution, misappropriation, or violation of the foregoing (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, any of the foregoing; and (e) rights to collect income, royalties, damages, or other payments under or on account of any of the foregoing. For the avoidance of doubt, all other intellectual property or proprietary rights other than Brand-Related Intellectual Property shall be governed by the Non-Brand IP Agreement.

“Brand Requirements” shall mean, with respect to any Licensed Mark, the Extended Requirements and NA Core Requirements, as applicable.

“Business Day” shall mean any day, other than a Saturday, Sunday, or federal holiday, on which banks are open for business in Chicago, Illinois and New York City, New York.

“Campaign” shall have the meaning set forth in Section 6.6(e)(i).

“Campaign Party” shall have the meaning set forth in Section 6.6(e)(i).

“Carriers” shall have the meaning set forth in Schedule 8.

“Carveout Period” shall mean each of the fiscal years ended January 2, 2020, January 1, 2022 and December 31, 2022 and the fiscal quarters ended April 2, 2022, July 2, 2022, April 1, 2023 and July 1, 2023.

“Cereal Bites” shall have the meaning set forth in Schedule 8.

“Claim” shall have the meaning set forth in Section 11.3.

“Collateral Materials” shall mean any Copyright in product packaging, labels, artwork, advertising, marketing materials, website content or other promotional materials.

“Compliance Party” shall have the meaning set forth in Section 6.6(b)(i).

“Composite Mark” shall have the meaning set forth in Section 4.3(a).

“Confidential Information” shall have the meaning set forth in Section 13.1.

“Contractual Obligations” shall have the meaning set forth in Section 2.2.

“Cookies” shall have the meaning set forth in Schedule 8.

“Copyrights” shall have the meaning set forth in the definition of “Brand-Related Intellectual Property.”

“Costs” shall have the meaning set forth in Section 11.3.

“Crackers” shall have the meaning set forth in Schedule 8.

“Customer Forcing Event” shall have the meaning set forth in Section 7.2(d).

“Customers” shall have the meaning set forth in Section 10.1(a).

“Disclosing Party” shall have the meaning set forth in Section 13.1.

“Diversion” shall mean a Licensed Product marketed, sold or offered for sale, including by third parties, outside a Permitted Field.

“Diversion Damage” shall mean the amounts set forth on Schedule 6.

“Diversion Event” shall mean any instance of Diversion at a specific retail location in a specific city (or in the event that any such retail location is not inside the boundaries of a city, such smaller regional definition, such as a village, town or township) in a specific month; provided, that any instance of Diversion of the same Licensed Product at a specific retailer (which could include multiple retail locations of such retailer) in a specific city in a specific month shall be considered one (1) Diversion Event. For illustration purposes, the sale or offer for sale of five (5) different Licensed Products at a specific retailer in a specific city that is outside a Permitted Field in a specific month shall be considered five (5) Diversion Events, whereas an instance of a single Licensed Product being sold or offered for sale at five (5) retail locations of the same retailer in the same city in the same month shall be considered one (1) Diversion Event. Notwithstanding the foregoing, in no event shall the sale or offer for sale of any Licensed Product by or on behalf of (a) Kellanova or any member of its Group in the applicable geographic boundaries specified in Schedule 6 or (b) WKKC or any member of its Group in the applicable geographic areas specified in Schedule 6, in each case, constitute a Diversion Event.

“Diversion Party” shall have the meaning set forth in Section 10.2(a).

“Diversion Payment” shall have the meaning set forth in Section 10.2(c).

“Divert” shall have the meaning set forth in Section 10.1(a)(i).

“Effective Time” shall have the meaning set forth in the SDA.

“Enforcement Period” shall have the meaning set forth in Section 9.2(a).

“ER Change Notice” shall have the meaning set forth in Section 6.6(d)(i).

“ER Effective Date” shall have the meaning set forth in Section 6.6(d)(i).

“ER Implementation Date” shall have the meaning set forth in Section 6.6(d)(i).

“ER Mark” shall have the meaning set forth in Section 6.6(a).

“ER Owner” shall have the meaning set forth in Section 6.6(a).

“ER Update Date” shall have the meaning set forth in Section 6.6(d)(ii).

“Extended Requirements” shall mean the elements of a particular Licensed Mark applicable solely in North America as determined from time to time by the ER Owner. The Extended Requirements may include the Permitted Elements as indicated on Schedule 3, and shall not include the Prohibited Elements as indicated on Schedule 3. For the avoidance of doubt, the Extended Requirements shall not apply to any use of Brand-Related Intellectual Property outside of North America.

“Food and Beverage Category” shall mean any food or beverage product fit for and intended for human consumption, including Bars & Other Bites, Cereal Bites, Carriers, Cookies, Crackers, Grahams, Granola, Hot Cereal, Muesli, Pastries, RTEC, and Salty Snacks.

“Force Majeure” shall have the meaning set forth in the SDA.

“Forcing Event” shall have the meaning set forth in Section 7.2(d).

“Governmental Authority” shall have the meaning set forth in the SDA.

“Government Forcing Event” shall have the meaning set forth in Section 7.2(d).

“Grahams” shall have the meaning set forth in Schedule 8.

“Granola” shall have the meaning set forth in Schedule 8.

“Group” shall mean either the WKKC Group or the Kellanova Group, as the context requires.

“Harmed Party” shall have the meaning set forth in Section 10.2(a).

“Hot Cereal” shall have the meaning set forth in Schedule 8.

“House Mark” shall mean (a) the “KELLOGG’S” Trademark, (b) the “KELLOGG” Trademark, (c) the stylized, red logo of (a) and (b), (d) the stylized, red “K” Trademark, and (e) any acronyms, translations, transliterations, derivations, stylized versions, or variations of any of the foregoing or that are confusingly similar thereto.

“Kellanova” shall have the meaning set forth in the Preamble.

“Kellanova Brand IP” shall mean (a) the Kellanova-Owned Marks, and (b) the Kellanova Collateral Materials.

“Kellanova Business” shall have the meaning set forth in the SDA.

“Kellanova Carveout Products” shall mean each of the applicable Licensed Products identified by the SKUs set forth on Schedule 5.

“Kellanova Collateral Materials” shall mean any Collateral Material owned by Kellanova or any Subsidiary prior to the Effective Time, other than the WKKC Collateral Materials.

“Kellanova Current Product” shall have the meaning set forth in Section 7.2(c)(i).

“Kellanova Derivative Marks” shall have the meaning set forth in Section 4.1(a).

“Kellanova Derivative Works” shall have the meaning set forth in Section 4.1(c)(i).

“Kellanova Group” shall have the meaning set forth in the SDA.

“Kellanova Indemnified Parties” shall have the meaning set forth in Section 11.3.

“Kellanova-Licensed Prefixes” shall mean the UPC Prefixes 38000, 64100, and 193908.

“Kellanova Non-Food and Beverage Program” shall have the meaning set forth in Section 8.1(b).

“Kellanova-Owned Marks” shall mean the Trademarks owned by Kellanova or any Subsidiary prior to the Effective Time, other than the WKKC-Owned Marks. The Kellanova-Owned Marks shall include (a) for each of the brands for which Kellanova is identified as the Legal Owner solely outside North America in Schedule 1, the rights outside North America to the corresponding Trademarks set forth on Annex A, (b) for each of the brands for which Kellanova is identified as the Legal Owner both in and outside North America in Schedule 1, the corresponding Trademarks set forth on Annex A, (c) the House Mark and corresponding Trademarks set forth on Annex A, (d) the Kellanova Derivative Marks, and (e) any acronyms, translations, transliterations, derivations, stylized versions, or variations of any of the foregoing (or that are confusingly similar thereto) and existing as of the Effective Time and thereafter (excluding, in the case of clause (a), any acronyms, translations, transliterations, derivations, stylized versions, or variations of any of the foregoing (or that are confusingly similar thereto) solely in North America).

“Kellanova-Owned Prefixes” shall mean all Universal Product Code prefixes (“UPC Prefixes”) used or held for use by Kellanova or any Subsidiary as of the Effective Time, other than the WKKC-Owned Prefixes.

“Kellanova Territory” shall mean worldwide.

“Law” shall have the meaning set forth in the SDA.

“Legal Owner” shall mean the legal owner of all right, title, and interest in and to any Brand-Related Intellectual Property in a specific jurisdiction.

“Licensed Mark” shall mean any Kellanova-Owned Mark or any WKKC-Owned Mark that is licensed under this Agreement by Kellanova or WKKC, as applicable, to WKKC or Kellanova, as applicable.

“Licensed Product” shall mean any product that bears or is sold or offered for sale under any Licensed Mark.

“Licensee” shall mean, with reference to any Licensed Mark, the Party (or any of its successors or permitted assigns) to which such Licensed Mark is licensed by the other Party hereunder.

“Licensee Requested Registration” shall have the meaning set forth in Section 9.1(c).

“Licensor” shall mean, with reference to any Licensed Mark, the Party (or any of its successors or permitted assigns) which licenses any such Licensed Mark to the other Party hereunder.

“Maintenance Notice” shall have the meaning set forth in Section 9.1(d)(ii).

“Media Inquiry Notice” shall have the meaning set forth in Section 7.3(b).

“Monitoring Party” shall have the meaning set forth in Section 6.1(b).

“Muesli” shall have the meaning set forth in Schedule 8.

“Multi-Pack Version” shall mean a product sold or offered for sale under a particular UPC Prefix that consists of multiple quantities of one or more particular products using that same UPC Prefix.

“NA Core Mark” shall mean any Licensed Mark identified as an “NA Core Asset” in Schedule 1.

“NA Core Requirements” shall mean the elements of an NA Core Mark in North America as set forth in Schedule 2.

“Net Sales” shall mean Net Sales computed in accordance with U.S. Generally Accepted Accounting Principles consistently applied by a company in its historical financial statements.

“Non-Brand IP Agreement” shall have the meaning set forth in the Recitals.

“Non-Compliance Party” shall have the meaning set forth in Section 6.1(b).

“Non-Food and Beverage Program” shall mean any use or application of, or program involving, a Licensed Mark on or in connection with apparel, motion pictures, television or other broadcast program (digital or otherwise), mobile games, video games, or similar collateral works, other than any use or application of, or programs involving, a Licensed Mark in the advertising or marketing of a Licensed Product in a Food and Beverage Category (e.g., a television commercial or other digital advertising for a Licensed Product does not by itself constitute a Non-Food and Beverage Program).

“North America” shall mean the geographic boundaries of the following countries as of the Effective Time: United States (including the District of Columbia, and its territories, possessions and military installations (as defined by the United States Department of Defense)), Canada, Anguilla, Antigua, Aruba, the Bahamas, Barbados, Barbuda, Bermuda, Bonaire, British Virgin Islands (Tortola, Virgin Gorda, Anegada, Jost Van Dyke), Cayman Islands, Curacao, Cuba, Dominica, Dominican Republic, French Guyana, Grenada, The Grenadines, Guadeloupe, Guyana, Haiti, Jamaica, Martinique, Montserrat, Puerto Rico, Saba, Saint Kitts and Nevis, St. Lucia, Saint Martin, Sint Maarten, St. Vincent, Suriname, Trinidad and Tobago, Turks and Caicos, U.S. Virgin Islands (St. Thomas, St. Croix, St. John), Saint Barthelemy, and Sint Eustatius. For the avoidance of doubt, if during the Term of this Agreement, a country that is included in North America changes its name, such country shall nonetheless be included in North America.

“Nostalgic Mark” shall have the meaning set forth in Section 6.6(e)(i).

“Other Categories” shall mean any Food and Beverage Category other than Bars & Other Bites, Cereal Bites, Carriers, Cookies, Crackers, Grahams, Granola, Hot Cereal, Muesli, Pastries, RTEC, and Salty Snacks.

“Pandemic Measures” shall have the meaning set forth in the SDA.

“Party”/“Parties” shall have the meaning set forth in the Preamble.

“Pastries” shall have the meaning set forth in Schedule 8.

“Permitted Food Requirements” shall have the meaning set forth in Section 6.6(b)(ii).

“Permitted Fields” shall have the meaning set forth in Section 10.1(a)(i).

“Person” shall have the meaning set forth in the SDA.

“Primary Enforcing Party” shall have the meaning set forth in Section 9.2(b)(i).

“Quality Control Standards” shall have the meaning set forth in Section 6.1(a).

“Receiving Party” shall have the meaning set forth in Section 13.1.

“RTEC” shall have the meaning set forth in Schedule 8.

“Salty Snacks” shall have the meaning set forth in Schedule 8.

“SDA” shall have the meaning set forth in the Recitals.

“Seasonal Mark” shall have the meaning set forth in Section 6.6(e)(ii).

“Secondary Enforcing Party” shall have the meaning set forth in Section 9.2(b)(ii).

“Sell-Off Period” shall have the meaning set forth in Section 12.3.

“Selling Party” shall have the meaning set forth in Section 11.1.

“Sublicensee” shall have the meaning set forth in Section 2.9.

“Subsidiary” shall have the meaning set forth in the SDA.

“Trademarks” shall have the meaning set forth in the definition of “Brand-Related Intellectual Property.”

“UPC Prefixes” shall have the meaning set forth in the definition of “Kellanova-Owned Prefixes.”

“Use Notice” shall have the meaning set forth in Section 6.6(c).

“WKKC” shall have the meaning set forth in the Preamble.

“WKKC Brand IP” shall mean (a) the WKKC-Owned Marks, and (b) the WKKC Collateral Materials.

“WKKC Business” shall have the meaning set forth in the SDA.

“WKKC Carveout Products” shall mean each of the applicable Licensed Products identified by the SKUs set forth on Schedule 5.

“WKKC Collateral Materials” shall mean any Collateral Material owned by Kellanova or any Subsidiary prior to the Effective Time and that are exclusively used or exclusively held for use with products bearing or sold or offered for sale under any WKKC-Owned Mark.

“WKKC Current Product” shall have the meaning set forth in Section 7.2(b)(i).

“WKKC Derivative Marks” shall have the meaning set forth in Section 4.2(a).

“WKKC Derivative Works” shall have the meaning set forth in Section 4.2(c)(i).

“WKKC Group” shall have the meaning set forth in the SDA.

“WKKC Indemnified Parties” shall have the meaning set forth in Section 11.4.

“WKKC-Licensed Prefixes” shall mean the UPC Prefixes 18627, 884623, and 856416.

“WKKC Non-Food and Beverage Program” shall have the meaning set forth in Section 8.1(a).

“WKKC-Owned Marks” shall mean (a) for each of the brands for which WKKC is identified as the Legal Owner in North America on Schedule 1, the rights in North America to the corresponding Trademarks set forth on Annex B, (b) any WKKC Derivative Marks, and (c) any acronyms, translations, transliterations, derivations, stylized versions, or variations of any of the foregoing (or that are confusingly similar thereto) solely in North America and existing as of the Effective Time and thereafter.

“WKKC-Owned Prefixes” shall mean the UPC Prefixes listed on Schedule 7.

ARTICLE II

LICENSES TO WKKC

2.1    License to Kellanova-Owned Marks in North America. Subject to the terms and conditions of this Agreement, Kellanova, on behalf of itself or any applicable Subsidiary, hereby grants to the WKKC Group the exclusive (even as to the Kellanova Group in specific Food and Beverage Categories), non-transferable (except as expressly permitted by Section 15.2), non-sublicensable (other than as expressly permitted by Section 2.9), royalty-free, fully paid-up, perpetual (subject to Section 12.2) right and license to use the Kellanova-Owned Marks, alone or in conjunction with the House Mark (to the extent allowed pursuant to Schedule 1), in connection with the development, production, promotion, marketing, distribution, or sale of products in North America in those certain Food and Beverage Categories set forth in Schedule 1.

2.2    License to Kellanova-Owned Marks for Carveout Products in North America. Subject to the terms and conditions of this Agreement, Kellanova, on behalf of itself or any applicable Subsidiary, hereby grants to the WKKC Group the exclusive (even as to the Kellanova Group solely with respect to the applicable WKKC Carveout Product(s)), non-transferable (except as expressly permitted by Section 15.2), non-sublicensable (other than as expressly permitted by Section 2.9), royalty-free, fully paid-up, perpetual (subject to Section 12.2 or as specified herein) right and license to use the Kellanova-Owned Marks, alone or in conjunction with the House Mark (to the extent allowed pursuant to Schedule 1), in connection with the production, promotion, marketing, distribution, or sale of the WKKC Carveout Product(s), solely via the applicable channels and jurisdictions in North America in which any such WKKC Carveout Product(s) were sold during the Carveout Period and solely to the extent that the Kellanova-Owned Marks were used with any such WKKC Carveout Product(s) during the Carveout Period. WKKC acknowledges and agrees that (a) the right of the WKKC Group to use any Kellanova-Owned Mark in connection with any WKKC Carveout Product(s) that is sold by or on behalf of the WKKC Group pursuant to any contractual obligation entered into prior to the Effective Time (“Contractual Obligation”) shall terminate upon the expiration or termination of any such Contractual Obligation by its terms, and (b) WKKC shall not, and shall not permit any Person on its behalf or on behalf of any member of its Group to, renew or extend any such Contractual Obligation (or if such Contractual Obligation is subject to auto-renewal, WKKC shall, and shall cause any Person on its behalf or on behalf of any member of its Group, to duly elect non-renewal at the earliest opportunity).

2.3    License to House Mark as a Brand. Subject to the terms and conditions of this Agreement, Kellanova, on behalf of itself or any applicable Subsidiary, hereby grants to the WKKC Group the exclusive (even as to the Kellanova Group in specific Food and Beverage

Categories), non-transferable (except as expressly permitted by Section 15.2), non-sublicensable (other than as expressly permitted by Section 2.9), royalty-free, fully paid-up, perpetual (subject to Section 12.2) right, and license to use the House Mark in North America as set forth in Schedule 1.

2.4    License to House Mark as a Trade Name. Subject to the terms and conditions of this Agreement, Kellanova, on behalf of itself or any applicable Subsidiary, hereby grants to the WKKC Group the non-exclusive, non-transferable (except as expressly permitted by Section 15.2), non-sublicensable (except as expressly permitted by Section 2.9), royalty-free, fully paid-up, perpetual (subject to Section 12.2) right and license to use the House Mark solely in its singular form “KELLOGG” as part of the “WK KELLOGG” trade name, DBA or business name throughout the world.

2.5     License to Kellanova-Owned Marks for WKKC Non-Food and Beverage Programs. Subject to the terms and conditions of this Agreement, Kellanova, on behalf of itself or any applicable Subsidiary, hereby grants to the WKKC Group the non-exclusive, non-transferable (except as expressly permitted by Section 15.2), non-sublicensable (except as expressly permitted by Section 2.9), royalty-free, fully paid-up, perpetual (subject to Section 12.2) right and license to use the Kellanova-Owned Marks for which WKKC is the ER Owner solely in connection with WKKC’s rights under Section 8.1 with respect to a WKKC Non-Food and Beverage Program in North America.

2.6    License to Kellanova Collateral Materials. Subject to the terms and conditions of this Agreement, Kellanova, on behalf of itself or any applicable Subsidiary, hereby grants to the WKKC Group the non-exclusive, non-transferable (except as expressly permitted by Section 15.2), non-sublicensable (except as expressly permitted by Section 2.9), royalty-free, fully paid-up, perpetual (subject to Section 12.2) right and license to copy, publicly display, publicly perform, distribute, and prepare derivative works of the Kellanova Collateral Materials in North America solely in connection with the development, production, promotion, marketing, distribution, or sale of any product bearing or sold or offered for sale under any Kellanova-Owned Mark licensed by the Kellanova Group to the WKKC Group under Section 2.1, Section 2.2, Section 2.3 or Section 2.5.

2.7    Exclusivity. For the avoidance of doubt, the license to the Kellanova-Owned Marks granted in Section 2.1, Section 2.2, and Section 2.3 is exclusive even as to the Kellanova Group with respect to the certain Food and Beverage Categories in North America specified in Schedule 1. Kellanova shall not, and shall not permit any Person on its behalf or on behalf of any member of its Group to, use the Kellanova-Owned Marks in violation of the exclusivity granted to the WKKC Group in this Agreement, including as described on Schedule 1. Any violation of this Section 2.7 by the Kellanova Group (excluding any Diversion addressed by Article X) shall constitute a material breach of this Agreement by Kellanova. Any license granted by Kellanova or any Subsidiary in violation of this Section 2.7 shall be null and void and of no effect.

2.8    License Restrictions. For the avoidance of doubt (a) the license from the Kellanova Group to the WKKC Group granted herein does not include any right to any Brand-Related Intellectual Property not expressly referenced in Section 2.1, Section 2.2, Section 2.3, Section 2.4, Section 2.5, or Section 2.6; and (b) Kellanova does not purport to grant any rights it or any member of its Group does not own (whether registrations or applications to register any Trademark or Copyright, common law rights or similar rights) to any Kellanova Brand IP in North America; provided, that in no event shall the absence of any registration or application for registration of any Kellanova Brand IP in any jurisdiction in North America be deemed an exclusion to the scope of Brand-Related Intellectual Property rights licensed to the WKKC Group hereunder.

2.9    Sublicensing Rights. Each member of the WKKC Group may sublicense its rights under this Agreement to any Person (each such Person, a “Sublicensee”); provided, that all of the obligations and limitations imposed on WKKC or any member of its Group pursuant to this Agreement (including those relating to quality control) shall be binding upon any Sublicensee of WKKC or any member of its Group on the same basis, and to the same extent, as they are binding upon WKKC or any member of its Group, and WKKC or any member of its Group shall be responsible for, and shall ensure its Sublicensees’ compliance, therewith. WKKC or any member of its Group shall remain fully liable for any acts or omissions of its Sublicensees as if undertaken by WKKC or any member of its Group itself, and shall be jointly and severally liable for any damages caused to the Kellanova Group as a result thereof.

ARTICLE III

LICENSES TO KELLANOVA

3.1    License to WKKC-Owned Marks in the Kellanova Territory. Subject to the terms and conditions of this Agreement, WKKC, on behalf of itself or any applicable Subsidiary, hereby grants to the Kellanova Group the exclusive (even as to the WKKC Group in specific Food and Beverage Categories), non-transferable (except as expressly permitted by Section 15.2), non-sublicensable (other than as expressly permitted by Section 3.6), royalty-free, fully paid-up, perpetual (subject to Section 12.2) right and license to use the WKKC-Owned Marks, alone or in conjunction with the House Mark (to the extent allowed pursuant to Schedule 1), in connection with the development, production, promotion, marketing, distribution, or sale of products in the Kellanova Territory in those certain Food and Beverage Categories set forth in Schedule 1.

3.2    License to WKKC-Owned Marks for Carveout Products. Subject to the terms and conditions of this Agreement, WKKC, on behalf of itself or any applicable Subsidiary, hereby grants to the Kellanova Group the exclusive (even as to the WKKC Group solely with respect to any applicable Kellanova Carveout Product(s)), non-transferable (except as expressly permitted by Section 15.22), non-sublicensable (other than as expressly permitted by Section 3.6), royalty-free, fully paid-up, perpetual (subject to Section 12.2 or as specified herein) right and license to use the WKKC-Owned Marks, alone or in conjunction with the House Mark (to the extent allowed pursuant to Schedule 1), in connection with the production, promotion, marketing, distribution, and/or sale of the Kellanova Carveout Product(s), solely via the applicable channels and jurisdictions in North America in which any such Kellanova Carveout Product(s) were sold during the Carveout Period and solely to the extent that the WKKC-Owned Marks were used with any such Kellanova Carveout Product(s) during the Carveout Period. Kellanova acknowledges and agrees that (a) the right of the Kellanova Group to use any WKKC-Owned Mark in connection with any Kellanova Carveout Product(s) that is sold by or on behalf of the Kellanova Group pursuant to any Contractual Obligation shall terminate upon the expiration or termination of any such Contractual Obligation by its terms, and (b) Kellanova shall not, and shall not permit any

Person on its behalf or on behalf of any member of its Group to, renew or extend any such Contractual Obligation (or if such Contractual Obligation is subject to auto-renewal, Kellanova shall, and shall cause any Person on its behalf or on behalf of any member of its Group, to duly elect non-renewal at the earliest opportunity).

3.3    License to WKKC Collateral Materials. Subject to the terms and conditions of this Agreement, WKKC, on behalf of itself or any applicable Subsidiary, hereby grants to the Kellanova Group the non-exclusive, non-transferable (except as expressly permitted by Section 15.2), non-sublicensable (except as expressly permitted by Section 3.6), royalty-free, fully paid-up, perpetual (subject to Section 12.2) right and license to copy, publicly display, publicly perform, distribute, and prepare derivative works of any WKKC Collateral Materials in the Kellanova Territory solely in connection with the development, production, promotion, marketing, distribution, or sale of any product bearing or sold or offered for sale under any WKKC-Owned Mark licensed by the WKKC Group to the Kellanova Group under Section 3.1 and Section 3.2.

3.4    Exclusivity. For the avoidance of doubt, the license to the WKKC-Owned Marks granted in Section 3.1 and Section 3.2 is exclusive even as to the WKKC Group with respect to the certain Food and Beverage Categories in the Kellanova Territory specified in Schedule 1. WKKC shall not, and shall not permit any Person on its behalf or on behalf of any member of its Group to, use the WKKC-Owned Marks in violation of the exclusivity granted to the Kellanova Group in this Agreement, including as described on Schedule 1. Any violation of this Section 3.4 by the WKKC Group (excluding any Diversion addressed by Article X) shall constitute a material breach of this Agreement by WKKC. Any license granted by WKKC or any Subsidiary in violation of this Section 3.4 shall be null and void and of no effect.

3.5    License Restrictions . For the avoidance of doubt: (a) the licenses from the WKKC Group to the Kellanova Group granted herein does not include any right to any Brand-Related Intellectual Property not expressly referenced in Section 3.1, Section 3.2, and Section 3.3; and (b) WKKC does not purport to grant any rights it or any member of its Group does not own (whether registrations or applications to register any Trademark or Copyright, common law rights or similar rights) to any WKKC Brand IP in the Kellanova Territory; provided, that in no event will the absence of any registration or application for registration of any WKKC Brand IP in any jurisdiction in the Kellanova Territory be deemed an exclusion to the scope of Brand-Related Intellectual Property rights licensed to the Kellanova Group hereunder.

3.6    Sublicensing Rights. Each member of the Kellanova Group may sublicense its rights under this Agreement to any Sublicensee; provided, that all of the obligations and limitations imposed on Kellanova and any member of its Group pursuant to this Agreement (including those relating to quality control) shall be binding upon any Sublicensee of Kellanova or any member of its Group on the same basis, and to the same extent, as they are binding upon Kellanova or any member of its Group, and Kellanova or any member of the Kellanova Group shall be responsible for, and shall ensure its Sublicensees’ compliance, therewith. Each member of the Kellanova Group shall remain fully liable for any acts or omissions of its Sublicensees as if undertaken by Kellanova or any member of its Group, and shall be jointly and severally liable for any damages caused to the WKKC Group as a result thereof.

ARTICLE IV

OWNERSHIP

4.1    Ownership of Brand-Related Intellectual Property by Kellanova.

(a)    Ownership of Kellanova Derivative Marks. WKKC acknowledges and agrees that as between Kellanova and WKKC, Kellanova or one of its Subsidiaries shall own all right, title and interest in and to any acronyms, translations, transliterations, derivations, stylized versions, or variations of any of the Kellanova-Owned Marks that are created, developed, adopted or used by or on behalf of WKKC or any member of its Group pursuant to the license granted to it in Article II, other than the “WK KELLOGG” Trademark (“Kellanova Derivative Marks”). WKKC, on its behalf or on behalf of an applicable member of its Group, hereby irrevocably assigns, transfers, and conveys to Kellanova the Kellanova Derivative Marks for no additional consideration. For the avoidance of doubt, the Kellanova Derivative Marks shall be included in the license of the Kellanova-Owned Marks granted to the WKKC Group in Article II.

(b)    Acknowledgement and Reservation of Rights. WKKC acknowledges and agrees that as between Kellanova and WKKC: (i) Kellanova or one its Subsidiaries, as applicable, shall be the sole and exclusive owner of the Kellanova Brand IP, together with all goodwill associated with the Kellanova Brand IP; and (ii) all right, title, and interest in and to the Kellanova Brand IP, other than the rights granted to the WKKC Group pursuant to this Agreement, are reserved to Kellanova and its Subsidiaries for their own use and benefit. The Parties hereby acknowledge and agree that use of the Kellanova Brand IP by or on behalf of the WKKC Group shall be considered as use by Kellanova and its Subsidiaries, as applicable, and all goodwill arising from or on behalf of WKKC’s or its Subsidiaries’ use of the Kellanova Brand IP shall inure solely to the benefit of Kellanova and its Subsidiaries. WKKC and its Subsidiaries shall not acquire any rights of any nature in or to the Kellanova Brand IP, the goodwill associated with the Kellanova Brand IP, or any other Brand-Related Intellectual Property owned by Kellanova and its Subsidiaries, other than the limited rights granted herein.

(c)    Excluded Kellanova Brand-Related Intellectual Property.

(i)    WKKC acknowledges and agrees that as between Kellanova and WKKC, Kellanova or a member of its Group shall own all right, title and interest in and to any derivative works of any WKKC Collateral Materials licensed in Section 3.3 that are developed by or on behalf of Kellanova or any member of its Group following the Effective Time (solely to the extent such derivative work(s) is separable from the underlying work from which it was derived) (“Kellanova Derivative Works”). Kellanova or any member of the Kellanova Group shall not be required to share with, or make available to, WKKC or any member of the WKKC Group any Kellanova Derivative Works. Kellanova and the members of the Kellanova Group agree not to assert or enforce any Brand-Related Intellectual Property in any such specific Kellanova Derivative Works against the WKKC Group based on similarities between any such specific Kellanova Derivative Works and any Collateral Materials developed or created by WKKC or any member of the WKKC Group (or any Person on its behalf) that incorporate the WKKC-Owned Marks from which such Kellanova Derivative Works were derived.

(ii)    Any new Trademark created or developed by Kellanova or any member of its Group following the Effective Time that neither embodies nor is derived from any Kellanova-Owned Mark licensed to the WKKC Group pursuant to Article II or WKKC-Owned Mark shall be owned by Kellanova or one of its Subsidiaries, as applicable, and shall not be included in the licenses granted to the WKKC Group under this Agreement.

4.2    Ownership of Brand-Related Intellectual Property by WKKC.

(a)    Ownership of WKKC Derivative Marks. Kellanova acknowledges and agrees that as between WKKC and Kellanova, WKKC or one of its Subsidiaries shall own all right, title and interest in North America in and to any acronyms, translations, transliterations, derivations, stylized versions, or variations of any of the WKKC-Owned Marks that are created, developed, adopted or used by or on behalf of Kellanova or any member of its Group pursuant to the license granted to it in Section 3.1 and Section 3.2 (“WKKC Derivative Marks”). Kellanova, on behalf of itself or on behalf of an applicable member of its Group, hereby irrevocably assigns, transfers, and conveys to WKKC the WKKC Derivative Marks for no additional consideration. For the avoidance of doubt, the WKKC Derivative Marks shall be included in the license of the WKKC-Owned Marks granted to the Kellanova Group in Section 3.1 and Section 3.2.

(b)    Acknowledgement and Reservation of WKKC Rights. Kellanova acknowledges and agrees that as between WKKC and Kellanova: (i) WKKC or one its Affiliates, as applicable, shall be the sole and exclusive owner of the WKKC Brand IP, together with all goodwill associated with the WKKC Brand IP; and (ii) all right, title, and interest in and to the WKKC Brand IP, other than the rights granted to Kellanova and its Affiliates pursuant to this Agreement, are reserved to WKKC and its Affiliates for their own use and benefit. The Parties hereby acknowledge and agree that use of the WKKC Brand IP by or on behalf of the Kellanova Group shall be considered as use by WKKC and its Subsidiaries, as applicable, and all goodwill arising from or on behalf of Kellanova’s or its Subsidiaries’ use of the WKKC Brand IP shall inure solely to the benefit of WKKC and its Subsidiaries. Kellanova and its Subsidiaries shall not acquire any rights of any nature in or to the WKKC Brand IP, the goodwill associated with the WKKC Brand IP, or any other Brand-Related Intellectual Property owned by WKKC and its Subsidiaries, other than the limited rights granted herein.

(c)    Excluded WKKC Brand-Related Intellectual Property.

(i)    Kellanova acknowledges and agrees that as between WKKC and Kellanova, WKKC or a member of its Group shall own all right, title and interest in and to any derivative works of any Kellanova Collateral Materials licensed in Section 2.6 that are developed by or on behalf of WKKC or any member of its Group following the Effective Time (solely to the extent such derivative work(s) is separable from the underlying work from which it was derived) (“WKKC Derivative Works”). WKKC or any member of the WKKC Group shall not be required to share with, or make available to, Kellanova or any member of the

Kellanova Group any WKKC Derivative Works. WKKC and the members of the WKKC Group agree not to assert or enforce any Brand-Related Intellectual Property in any such specific WKKC Derivative Works against the Kellanova Group based on similarities between any such specific WKKC Derivative Works and any Collateral Materials developed or created by Kellanova or any member of the Kellanova Group (or any Person on its behalf) that incorporate the Kellanova-Owned Marks from which such WKKC Derivative Works were derived.

(ii)    Any new Trademark created or developed by or on behalf of WKKC or any member of its Group following the Effective Time that neither embodies nor is derived from any WKKC-Owned Mark or Kellanova-Owned Mark licensed to the WKKC Group pursuant to Article II shall be owned by WKKC or any member of its Group, as applicable, and shall not be included in the licenses granted to the Kellanova Group under this Agreement.

4.3    Composite Marks.

(a)    The Parties acknowledge and agree that certain uses of Kellanova-Owned Marks or WKKC-Owned Marks constitute composite Trademarks, a constituent element of which includes a word, logo, or slogan that constitutes a discrete Trademark that is owned by the other Party (each, a “Composite Mark”). The Parties acknowledge and agree that the ownership arrangements with respect to Composite Marks to which the Parties have agreed are for convenience and a Party’s ownership of a Composite Mark does not confer on such Party any ownership interest or other rights in any such constituent element of such Composite Mark that constitutes a discrete Trademark of the other Party. For example, “KELLOGG’S ALL-BRAN” constitutes a Composite Mark, of which WKKC’s ownership in the “ALL-BRAN” Trademark does not confer on WKKC any ownership or other rights in “KELLOGG’S” Trademark, which constitutes a Kellanova-Owned Mark.

(b)    Notwithstanding anything else to the contrary (including Section 9.1), other than any “WK KELLOGG” Trademark registered in accordance with this Agreement (which is excluded from this Section 4.3(b)), (i) a Party that owns any application or registration for a Composite Mark agrees to withdraw or cancel such application or registration of such Composite Mark in any jurisdiction as soon as reasonably practicable, and (ii) following the Effective Time, neither Party shall apply for or obtain any new application or registration for a Trademark that constitutes a Composite Mark.

4.4    Mutual Prohibitions.

(a)    WKKC shall not, during the Term or thereafter, directly or indirectly: (i) attack, challenge, oppose, petition to cancel, or initiate legal action or proceedings in connection with any Kellanova Brand IP (including Kellanova’s ownership thereof); or (ii) except with respect to actions in furtherance of WKKC’s ownership rights in the WKKC Brand IP in North America in accordance with this Agreement, (A) apply for or seek to register any Kellanova Brand IP (other than the “WK KELLOGG” Trademark), or any acronyms, translations, transliterations, derivations, stylized versions, or variations of the foregoing or in any combination with any other words or images, or anything likely to cause confusion with the Kellanova Brand IP, or (B) file any document with any Governmental Authority or take any other action that would reasonably be expected to adversely affect Kellanova’s ownership of Kellanova Brand IP.

(b)    Kellanova shall not, during the Term or thereafter, directly or indirectly: (i) attack, challenge, oppose, petition to cancel, or initiate legal action or proceedings in connection with any WKKC Brand IP (including WKKC’s ownership thereof); (ii) apply for or seek to register any WKKC Brand IP, or any acronyms, translations, transliterations, derivations, stylized versions, or variations of the foregoing or in any combination with any other words or images, or anything likely to cause confusion with the WKKC Brand IP in North America; or (iii) file any document with any Governmental Authority or take any other action that would reasonably be expected to adversely affect WKKC’s ownership of the WKKC Brand IP in North America.

ARTICLE V

WKKC COVENANT

5.1    Restrictions on Food and Beverage Categories for WKKC. Notwithstanding anything else to the contrary, in no event shall WKKC use, or permit any Person to use, (a) the WKKC Brand IP, or (b) the Kellanova Brand IP licensed under Section 2.1, Section 2.2, or Section 2.3 in connection with the development, production, promotion, marketing, distribution, or sale of Cereal Bites, Cookies and Other Categories that are agglomerated and either (i) contain marshmallow or any marshmallow-flavored ingredient (collectively, “Marshmallow”), or (ii) are marketed as containing Marshmallow or Marshmallow flavor (e.g., “marshmallow flavored” or a name that implies similar flavor).

ARTICLE VI

BRAND PROTECTION

6.1    Quality Control.

(a)    Each Licensee acknowledges the high standards and quality to which the Licensed Products have been consistently produced and the substantial goodwill of the Licensed Marks given such high standards and quality. In order to preserve the goodwill of the Licensed Marks, each Licensee agrees to maintain and preserve the quality of the Licensed Products consistent with practices utilized by Kellanova and its Subsidiaries prior to the Effective Time (collectively, “Quality Control Standards”).

(b)    If a Party becomes aware of or reasonably suspects any non-compliance with any Quality Control Standards (the “Monitoring Party”) applicable to other Party (the “Non-Compliance Party”), the Monitoring Party shall provide notice to the Non-Compliance Party, which notice shall include reasonable support of such alleged non-compliance. The Non-Compliance Party shall have an opportunity to object to the Monitoring Party’s allegation of non-compliance, including by providing reasonable third-party quality control audits or reports providing evidence of compliance with the alleged applicable Quality Control Standards at issue. After taking into consideration any such objection or reports, the Parties shall cooperate in good faith to address and remediate any outstanding alleged non-compliance. If, after following the foregoing procedure, the Parties are unable to resolve any disputes regarding any alleged non-compliance, the Parties shall follow the dispute resolution procedures in Section 14.2.

6.2    Trademark Marking. Except where commercially impracticable to implement, Licensee shall mark, in a manner that is visible to the public, the use of the Licensed Marks (or in the case of multiple uses of any Licensed Mark in any particular materials, the first prominent use of such Licensed Mark) with (a) the superscript “R” symbol (®), “TM” symbol (TM), or “SM” symbol (SM), as applicable, and (b) such legend as Licensor may reasonably designate by written notice.

6.3    Compliance with Laws. Each Party agrees that its respective use of the Licensed Marks shall be conducted in accordance with all applicable Laws.

6.4    Brand Requirements. The use of a Licensed Mark by a Licensor and a Licensee will be subject at all times to any applicable Brand Requirements for such Licensed Mark.

6.5    Changes to NA Core Requirements. Any addition, change, or modification to the NA Core Requirements of a Licensed Mark requires the mutual, written consent of the Parties.

6.6    Extended Requirements.

(a)    ER Owner. The Party that owns, controls or can make decisions regarding the Extended Requirements (“ER Owner”) of a specific Licensed Mark (“ER Mark”) is set forth on Schedule 1.

(b)    Scope of Extended Requirements.

(i)    The ER Owner shall have the right, in its sole discretion, to prescribe, change or modify the Extended Requirements of an applicable ER Mark at any time (provided that such Extended Requirements may only include Permitted Elements as indicated on Schedule 3, and shall not include the Prohibited Elements as indicated on Schedule 3), which shall be implemented (subject to this Section 6.6) and followed by the ER Owner and the Licensor or Licensee (“Compliance Party”), as applicable, of such ER Mark.

(ii)    Subject to Section 6.6(e)(iii), an ER Owner may prescribe food profile, ingredients, or flavor profile requirements for a Licensed Product bearing or sold or offered for sale under an applicable ER Mark only as identified on Schedule 1 (“Permitted Food Requirements”); provided, that the ER Owner shall not be permitted to prescribe any addition, change or modification to any applicable Permitted Food Requirement that would require the Compliance Party to develop or procure from the ER Owner (or a third party) any proprietary intellectual property (other than Brand-Related Intellectual Property licensed hereunder or intellectual property licensed under the Non-Brand IP Agreement) unless the ER Owner is able to (A) license to the Compliance Party on a royalty-free basis any such applicable intellectual property rights owned by the ER Owner for use solely as required in connection with the Permitted Food Requirement prescribed by the

ER Owner, or (B) sublicense (or secure the grant of any such applicable, third-party intellectual property rights) to the Compliance Party on terms and conditions identical in all material respects with the terms and conditions applicable to the ER Owner taking into account the proportional uses of such third-party intellectual property rights by the ER Owner and Compliance Party, respectively. Other than the Permitted Food Requirements, an ER Owner shall not prescribe food profile, ingredients, or flavor profile for any product bearing or sold or offered for sale under an applicable ER Mark.

(iii)    For the avoidance of doubt, in no event shall Kellanova be required to establish or follow Extended Requirements outside of North America.

(c)    Applicability of Extended Requirements. The ER Owner shall not be required to establish (or follow) Extended Requirements of an ER Mark if the Compliance Party is not using a specific ER Mark in North America. During the Term, the Compliance Party shall communicate to the ER Owner any intended first use of an ER Mark in North America at least three (3) months prior to any such first intended use of an ER Mark. Following receipt of the Compliance Party’s intended first use of an applicable ER Mark in North America (“Use Notice”), the ER Owner shall provide the Compliance Party any applicable Extended Requirements (or confirm none), or to the extent not yet established, shall establish any applicable Extended Requirements for such ER Mark, within three (3) months of receipt of the Use Notice. If the ER Owner fails to communicate to the Compliance Party any Extended Requirements (or confirms none) for an applicable ER Mark within three (3) months of the Use Notice, the Compliance Party shall assume there are no applicable Extended Requirements for such ER Mark until such time as the ER Owner communicates any applicable Extended Requirements for such ER Mark, as specified in Section 6.6(d)(i). The Compliance Party shall comply with the timeline for implementation of Extended Requirements communicated by the ER Owner for an applicable ER Mark as specified in Section 6.6(d)(i). The Extended Requirements of any Licensed Mark in North America as prescribed by the applicable ER Owner shall not conflict with any NA Core Requirements, as applicable, for such Licensed Mark.

(d)    Changes to the Extended Requirements.

(i)    The ER Owner shall provide prior written notice (“ER Change Notice”) to the Compliance Party specifying any addition, change or modification to the Extended Requirements of an ER Mark no less than three (3) months prior to the effective date of any such addition, change or modification to the Extended Requirements of such ER Mark (“ER Effective Date”). The ER Owner and the Compliance Party shall comply with any additions, changes or modifications to any Extended Requirement no later than twenty-four (24) months after the ER Effective Date (“ER Implementation Date”); provided, that the ER Owner and the Compliance Party shall use commercially reasonable efforts to implement such additions, changes or modifications as promptly as practicable to the extent such implementation can be effected at minimal cost (e.g., a packaging change can be implemented at such time as another packaging change is to be performed or implemented).

(ii)    Notwithstanding the ER Owner’s right to add, change or modify any Extended Requirement of an ER Mark from time to time pursuant to an ER Change Notice, a Compliance Party shall not be required to implement any new additions, changes or modifications to the Extended Requirement(s) of an ER Mark earlier than three (3) years following the prior ER Implementation Date (“ER Update Date”). At the ER Update Date, the ER Owner shall implement any cumulative additions, changes or modifications to the Extended Requirement(s) of an ER Mark since the prior ER Effective Date which are specified in an applicable ER Change Notice.

(e)    Exceptions to the Extended Requirements.

(i)    In addition to the use of a Licensed Mark as permitted under this Agreement, WKKC and its Subsidiaries and Kellanova and its Subsidiaries (each Party, a “Campaign Party”) may each execute a previous version of a Trademark used by the Kellanova Group (including prior to the Effective Time) or the WKKC Group (including prior to the Effective Time), in each case, that was originally used as a Trademark for a Licensed Mark more than fifty (50) years prior to the date of the proposed re-use by WKKC and its Subsidiaries or Kellanova and its Subsidiaries, as applicable (“Nostalgic Mark”); provided, that any marketing campaign of a Licensed Product bearing or sold or offered for sale under any Nostalgic Mark shall not last more than twelve (12) months from the first sale of any Licensed Product bearing or sold or offered for sale under the Nostalgic Mark (“Campaign”) and upon the expiration of any such Campaign, the Campaign Party shall neither produce any new Licensed Products under the applicable Nostalgic Mark nor repeat such Campaign within a twenty-four (24) month period of the conclusion of the Campaign, in each case, subject to this Article VI. The use of a Nostalgic Mark for any Licensed Product by a Campaign Party may be in addition to any other permitted uses of a Licensed Mark by such Campaign Party.

(ii)    In addition to the use of a Licensed Mark as permitted under this Agreement, WKKC and its Subsidiaries and Kellanova and its Subsidiaries may each execute a seasonal (e.g., time of year) or promotional (e.g., movie or sporting event) version of a Trademark included in a Licensed Mark (“Seasonal Mark”); provided, that any such Seasonal Mark shall not deviate from any applicable Brand Requirements of any such Licensed Mark more than necessary for the purposes of the promotion. For purposes of illustration, in the context of a football promotion with Tony the Tiger, a Party must maintain the Extended Requirements of Tony the Tiger, including Tony the Tiger’s nose color, body color, and body shape, but Tony the Tiger may wear a football uniform and may carry a football.

(iii)    In the event that an addition, change or modification to a Permitted Food Requirement of an ER Mark by an ER Owner requires that the ER Owner and the Compliance Party discontinue an existing SKU of a Licensed Product, the Compliance Party shall have the right to decline any such addition, change or modification to a Permitted Food Requirement solely for any such existing SKU of a Licensed Product marketed, sold or offered for sale under the affected ER Mark.

ARTICLE VII

DIGITAL MATTERS, UPCs AND MEDIA INQUIRIES

7.1    Digital Matters. The Legal Owner of the domain names, social media accounts and other digital properties associated with the Licensed Marks shall be set forth in Schedule 4. Each Party agrees that its use of the domain names, social media accounts and other digital properties shall be conducted in accordance with the guidelines to be set forth in Schedule 4.

7.2    UPCs.

(a)    Ownership of UPC Prefixes. The Parties acknowledge and agree that as between Kellanova and WKKC, (i) Kellanova shall own the Kellanova-Owned Prefixes, and (ii) WKKC shall own the WKKC-Owned Prefixes.

(b)    License of Kellanova Prefixes. Kellanova, on behalf of itself or any applicable Subsidiary, hereby grants the WKKC Group the right and license to use the Kellanova-Licensed Prefixes in connection with the development, production, promotion, marketing, distribution, or sale of the following products in North America:

(i)    any Licensed Product marketed, sold or offered for sale by or on behalf of the WKKC Group as permitted under this Agreement and labeled with any Kellanova-Licensed Prefix as of the Effective Time (“WKKC Current Product”);

(ii)    any temporary, seasonal, or promotional variant (e.g. a seasonal flavor) of a WKKC Current Product that is marketed, sold or offered for sale following the Effective Time; and

(iii)    any Food and Beverage Category product launched following the Effective Time that consists of a Multi-Pack Version of a WKKC Current Product.

(c)    License of WKKC Prefixes. WKKC, on behalf of itself or any applicable Subsidiary, hereby grants the Kellanova Group the right and license to use the WKKC-Licensed Prefixes in connection with the development, production, promotion, marketing, distribution, or sale of the following products in North America:

(i)    any Licensed Product marketed, sold or offered for sale by or on behalf of the Kellanova Group as permitted under this Agreement and labeled with any WKKC-Licensed Prefix as of the Effective Time (“Kellanova Current Product”);

(ii)    any temporary, seasonal or promotional variant (e.g. a seasonal flavor) of a Kellanova Current Product that is marketed, sold or offered for sale following the Effective Time; and

(iii)    any Food and Beverage Category product launched following the Effective Time that consists of a Multi-Pack Version of a Kellanova Current Product.

(d)    Changes to the UPC Prefixes. Neither Party will be required to change any UPC Prefix for a WKKC Current Product (or temporary, seasonal, or promotional variant of the foregoing or Multi-Pack Version of the foregoing) or Kellanova Current Product (or temporary, seasonal, or promotional variant of the foregoing or Multi-Pack Version of the foregoing), as applicable, unless (i) a Party is subject to a formal requirement imposed by a Governmental Authority or industry-recognized governing body requiring the change of any such UPC Prefix by such Party (“Government Forcing Event”), or (ii) any customer that is a top five (5) customer of a Party (at the time of receipt of the request to change a UPC Prefix) requests that the other Party change a UPC Prefix used by the other Party with a WKKC Current Product (or temporary, seasonal, or promotional variant of the foregoing or Multi-Pack Version of the foregoing) or Kellanova Current Product (or temporary, seasonal, or promotional variant of the foregoing or Multi-Pack Version of the foregoing), as applicable, (a “Customer Forcing Event” and together with a Government Forcing Event, a “Forcing Event”)); provided, in the case of a Customer Forcing Event, Kellanova or WKKC, as applicable, shall use commercially reasonable efforts (which shall not include an obligation to incur any out-of-pocket costs, fees or expenses) to dissuade any such top five (5) customer from requiring any such change by WKKC of a Kellanova-Licensed Prefix or by Kellanova of a WKKC-Licensed Prefix, respectively. In the event of a Government Forcing Event or a Customer Forcing Event where the applicable Party was unsuccessful in dissuading such customer from requiring such change: (1) as it relates to any Kellanova-Licensed Prefix, WKKC shall change the applicable Kellanova-Licensed Prefix within twelve (12) months of such Forcing Event; and (2) as it relates to any WKKC-Licensed Prefix, Kellanova shall change the applicable WKKC-Licensed Prefix within twelve (12) months of such Forcing Event. Any documented, out-of-pocket costs incurred by a Party as a result of a Forcing Event will be split equally between WKKC and Kellanova. For purposes of this Section 7.2(d), out-of-pocket costs are limited to (A) artwork and design costs solely to change, update or modify the aspects of product packaging bearing or including a UPC Prefix (and the remainder of the packaging design remains the same), (B) payments and fees paid to customers arising solely from the UPC Prefix change, including placement fees, and (C) write-offs of packaging and finished product inventory that cannot be sold or used solely as a result of the UPC Prefix change; provided, that any such inventory has at least ninety (90) days of remaining shelf life upon its physical destruction, charitable donation, or other disposition.

7.3    Media Inquiries and Statements.

(a)    Receipt of Media Inquiries. If a Party or any member of its Group receives a media inquiry that reasonably appears to be intended for the other Party as described in this Section, such Party or any member of its Group shall promptly provide any such media inquiry to the other Party.

(b)    Inquiries about Licensed Products. A Party shall be responsible for responding to any media inquiry that is primarily related to a Licensed Product that is marketed, sold or offered for sale by or on behalf of such Party or any member of its Group; provided, that to the extent the Selling Party of any such Licensed Product is not the ER Owner of the corresponding Licensed Mark, then the Selling Party shall consult in good faith with the ER Owner of the applicable Licensed Mark with respect to any such media inquiry. In any event where a Selling Party is required to consult with the ER Owner of an applicable Licensed Mark, such Selling Party shall use commercially reasonable efforts to provide notice to the applicable ER Owner as soon as reasonably practical of any media inquiry (“Media Inquiry Notice”), which shall include all information reasonably required for the ER Owner to provide feedback on any such media inquiry, including a deadline by when the ER Owner shall provide feedback (or confirm none). An applicable ER Owner shall respond promptly to any Media Inquiry Notice, and in any event, no later than the deadline provided in any such Media Inquiry Notice. If the applicable ER Owner does not respond to a Media Inquiry Notice by the deadline provided in such Media Inquiry Notice which would result in missing a media inquiry deadline by the Selling Party or would negatively impact the goodwill or reputation of the applicable Licensed Mark, then the Selling Party shall have the right to exercise reasonable business judgement in responding to the applicable media inquiry without feedback from the applicable ER Owner.

(c)    Inquiries about Licensed Marks.

(i)    The ER Owner of a Licensed Mark shall be responsible for responding to any media inquiry that is primarily related to the ER Owner’s ER Mark, except that any media inquiry about the House Mark shall be subject to the consultation process in Section 7.3(c)(ii), below.

(ii)    With respect to a media inquiry primarily related to the House Mark, Kellanova shall consult in good faith with WKKC prior to any such response. Kellanova shall use commercially reasonable efforts to provide a Media Inquiry Notice to WKKC as soon as reasonably practical, which shall include all information reasonably required for WKKC to provide feedback on any such media inquiry, including a deadline by when WKKC shall provide feedback (or confirm none). WKKC shall respond promptly to any Media Inquiry Notice, and in any event, no later than the deadline provided in any such Media Inquiry Notice. If WKKC does not respond to a Media Inquiry Notice by the deadline provided in such Media Inquiry Notice which would result in Kellanova missing a media inquiry deadline or would negatively impact the goodwill or reputation of the House Mark, then Kellanova shall have the right to exercise reasonable business judgement in responding to the applicable media inquiry about the House Mark without feedback from WKKC.

(d)    Notwithstanding the foregoing obligations to respond to media inquiries regarding a Licensed Mark or a Licensed Product, the Parties shall use commercially reasonable efforts to inform the other Party of any media inquiry that would reasonably result in negative media coverage of a Licensed Mark or a Licensed Product, or which would negatively impact the goodwill or reputation of a Licensed Mark.

ARTICLE VIII

NON-FOOD AND BEVERAGE PROGRAMS

8.1    Non-Food and Beverage Programs in North America.

(a)    WKKC and its Affiliates shall have the right to execute, or to grant third parties a license or sublicense, as applicable, to any Licensed Mark for which it is the ER Owner in North America in connection with a Non-Food and Beverage Program to be offered exclusively in some or all of the countries within North America (“WKKC Non-Food and Beverage Program”). For the avoidance of doubt, WKKC’s and its Affiliates’ right to execute or grant third parties a license or sublicense, as applicable, to a WKKC Non-Food and Beverage Program shall be limited to (i) those certain Trademarks for which WKKC is the ER Owner in North America, and (ii) to those certain jurisdictions within North America. Any WKKC Non-Food and Beverage Program shall comply with Article VI.

(b)    Kellanova and its Affiliates shall have the right to execute, or to grant to third parties a license or sublicense, as applicable, to any Licensed Mark for which it is the ER Owner in North America in connection with a Non-Food and Beverage Program to be offered exclusively in some or all of the countries within North America (“Kellanova Non-Food and Beverage Program”). Any Kellanova Non-Food and Beverage Program shall comply with Article VI. For the avoidance of doubt, this Section 8.1(b) governs Kellanova’s and its Affiliates’ right to execute or grant third parties a license or sublicense, as applicable, to a Kellanova Non-Food and Beverage Program (i) with respect to those Trademarks for which Kellanova is the ER Owner in North America and (ii) in those certain jurisdictions within North America, and shall not govern or restrict Kellanova’s and its Affiliates’ right to execute, or to grant to third parties a license or sublicense, as applicable, to any intellectual property owned by Kellanova or any member of the Kellanova Group outside of North America (whether or not in connection with a Non-Food and Beverage Program).

ARTICLE IX

MAINTENANCE, PROSECUTION AND ENFORCEMENT

9.1    Maintenance and Prosecution.

(a)    WKKC-Owned Marks. Subject to Section 9.1(d), WKKC shall reasonably maintain the registrations for all WKKC-Owned Marks during the Term, and shall ensure that all post-registration filings and renewal applications, including any registration, renewal, or maintenance fees, required by any Governmental Authority or by applicable Law in connection with the foregoing are completed and paid in a timely manner. Kellanova shall, or shall cause an applicable member of its Group to, cooperate, as applicable, to provide information reasonably required by WKKC to submit to the relevant offices such post-registration filings and renewal applications, including, without limitation, specimens of the applicable WKKC-Owned Marks showing current usage of such Trademarks on any applicable Licensed Product. WKKC shall prepare and file new applications to register the WKKC-Owned Marks in WKKC’s name with any applicable Governmental Authority. WKKC shall keep Kellanova reasonably informed of progress with regard to the preparation, filing, prosecution, and maintenance of any WKKC-Owned Mark and shall provide Kellanova with copies of any reasonable documentation relating to the foregoing upon request by Kellanova. Subject to Section 9.1(c), all costs, fees and expenses associated with the filings, renewals, applications, registrations, and any other related activities or actions related to WKKC-Owned Marks under this Section 9.1(a) are to be borne by WKKC.

(b)    Kellanova-Owned Marks. Subject to Section 9.1(d), Kellanova shall reasonably maintain the registrations for all Kellanova-Owned Marks licensed to the WKKC Group pursuant to Article II during the Term, and shall ensure that all post-registration filings and renewal applications, including any registration, renewal, or maintenance fees, required by any Governmental Authority or by applicable Law in connection with the foregoing are completed and paid in a timely manner. WKKC shall, or shall cause an applicable member of its Group to, cooperate, as applicable, to provide information reasonably required by Kellanova to submit to the relevant offices such post-registration filings and renewal applications, including, without limitation, specimens of applicable Kellanova-Owned Marks showing current usage of such Trademarks on any applicable Licensed Product. Kellanova shall prepare and file new applications to register the Kellanova-Owned Marks licensed to the WKKC Group pursuant to Article II in Kellanova’s name with any applicable Governmental Authority. Kellanova shall keep WKKC reasonably informed of progress with regard to the preparation, filing, prosecution, and maintenance of any Kellanova-Owned Mark licensed to the WKKC Group pursuant to Article II, and shall provide WKKC with copies of any reasonable documentation relating to the foregoing upon request by WKKC. Subject to Section 9.1(c), all direct and out-of-pockets costs, fees and expenses associated with the filings, renewals, applications, registrations, and any other related activities or actions related to the Kellanova-Owned Marks under this Section 9.1(b) shall be borne (i) by Kellanova, for such Trademarks for which it is the ER Owner, and (ii) WKKC, for such Trademarks for which it is ER Owner.

(c)    Licensee Requested Registration. A Licensee may request that an applicable Licensor apply to obtain a Trademark registration that is within the scope of the license granted to such Licensee (each such application and any resulting registration, a “Licensee Requested Registration”). The applicable Licensor will use commercially reasonable efforts to initiate the process to obtain a Licensee Requested Registration within thirty (30) Business Days of receipt of notice by Licensee of a Licensee Requested Registration, or notify the Licensee that there is an impediment to such registration. The Licensee will be responsible for all costs, fees and expenses, including clearance searches and filing fees and other reasonable costs, fees and expenses incurred by the applicable Licensor (including internal costs, fees and expenses) in connection with filing and prosecuting any Licensee Requested Registration, plus any future maintenance costs for such Licensee Requested Registration(s) pursuant to Section 9.1(a) and Section 9.1(b).

(d)    Abandonment and Lapse of Trademarks.

(i)    Notwithstanding Section 9.1(a) and Section 9.1(b), the Legal Owner of any Brand IP may let lapse or abandon any Trademark application or registration covering any Brand IP without the other Party’s consent; provided, that if a Legal Owner of any Trademark application or registration covering any Brand IP intends to file an express abandonment of any such Trademark application or express cancellation of any such Trademark registration, such Legal Owner shall provide the applicable Licensee with at least twenty (20) Business Days advanced, written notice.

(ii)    A Licensee may, no more than once in a twelve (12)-month period, request confirmation from an applicable Legal Owner of the status of an applicable Trademark application or registration covering Brand IP licensed to it pursuant to this Agreement and in use by such Licensee or whose use by such Licensee is expected (based on documented, internally approved plans) in connection with a Licensed Product in the following twelve (12)-month period, including such Legal Owner’s then-current intention to continue maintaining the registration or application for, and selling products under, such Brand IP in the following twelve (12) months (“Maintenance Notice”), which response shall be provided by such Legal Owner within thirty (30) Business Days of receipt of the Maintenance Notice from such Licensee. If, following a response to a Maintenance Notice by a Legal Owner to a Licensee, such Legal Owner changes its intent with respect to the prosecution or maintenance of any Trademark application or registration included in a Maintenance Notice in the period covered in such Maintenance Notice, then such Legal Owner shall provide an update to the applicable Licensee as soon as reasonably practicable.

(iii)    In the event that the Legal Owner of any Trademark application or registration intends to file an express abandonment of any such Trademark application or express cancellation of any such Trademark registration pursuant to Section 9.1(d)(i), or otherwise intends to let lapse any such Trademark registration or application pursuant to the notice provided by such Legal Owner pursuant to Section 9.1(d)(ii), an applicable Licensee shall have the right to take over the prosecution process or pay and manage the maintenance obligations with respect to any such Trademark registration or application on behalf of such Legal Owner, and such Legal Owner agrees to reasonably cooperate to assist the applicable Licensee with such prosecution and maintenance process.

(iv)    For the avoidance of doubt, a Legal Owner shall have no liability where (A) any item of its Brand IP is cancelled as a result of a third party’s administrative or judicial petition to cancel a Legal Owner’s Trademark registration or application covering such Legal Owner’s Brand IP, or (B) a Legal Owner’s Trademark application or registration covering such Legal Owner’s Brand IP lapses or is expressly abandoned or cancelled in accordance with this Section 9.1 and the applicable Licensee elected not to take over the prosecution or maintenance process on behalf of such Legal Owner.

9.2    Enforcement.

(a)    WKKC Brand IP.

(i)    Each Party shall promptly inform the other Party of any potential infringement, dilution, misappropriation or other violation of any WKKC Brand IP in North America or use of any Trademark that may reasonably lead to likelihood of confusion with any WKKC Brand IP in North America, or if either Party receives notice of any claim from any third party alleging that any WKKC Brand IP (or such Party’s use thereof) infringes, dilutes, misappropriates or otherwise violates the rights of a third party in North America. Within twenty (20) Business Days (“Enforcement Period”) of notice of any potential infringement, dilution, or other violation of any WKKC Brand IP in North America, WKKC shall have the first right to commence, control, or respond to any such action or claim, and the authority and sole control of the defense or settlement of such action or claim, including the negotiation, litigation, prosecution, or settlement of any such action or claim. WKKC and Kellanova shall share the documented, out-of-pocket costs, fees and expenses of any such action or claim, and all sums, profits and damages recovered from any such action or claim in proportion to the Net Sales in North America of Licensed Products bearing or sold or being offered for sale under the applicable WKKC Brand IP that is subject to such action or claim in the fiscal year prior to date of any such action or claim. Kellanova shall, and shall cause any member of its Group to, cooperate with all reasonable requests for assistance by WKKC in connection with the foregoing, including being named as a party in any related court and/or administrative proceedings. Without limiting the foregoing, WKKC shall not bring any action or claim against any Sublicensee of Kellanova or any member of its Group for any alleged infringement, dilution, misappropriation or other violation of any WKKC Brand IP by any Sublicensee of Kellanova or any member of its Group of which it becomes aware without first raising the issue with Kellanova or any member of its Group and providing Kellanova or any member of its Group with the first right to resolve such claim or dispute, and WKKC shall promptly inform Kellanova or any member of its Group if WKKC becomes aware of any such alleged issue involving any Sublicensee of Kellanova or any member of its Group.

(ii)    If WKKC declines to respond to a claim or to bring an action or proceeding (or fails to provide notice that it will not bring an action or proceeding) with respect to infringement, dilution, misappropriation or other violation of any WKKC Brand IP in North America of which it become aware, in each case, within the Enforcement Period, then Kellanova shall have the right to bring and control any such response, action, or proceeding, by counsel of its choosing. Kellanova acknowledges that in certain jurisdictions, only WKKC, as the Legal Owner of the WKKC Brand IP, can be named as a party to a dispute. In such instances, Kellanova shall initiate any such action or claim in the name of WKKC. To the extent Kellanova assumes control of any action or proceeding, all costs, fees and expenses associated with an action shall be at Kellanova’s sole cost and expense, and WKKC shall not receive any sums, profits or damages from such action or claim, and WKKC shall have no right to share in any amounts recovered by Kellanova. WKKC shall cooperate in connection with the foregoing, including consenting to being named as a party in any related court proceedings. WKKC shall approve any settlement in writing, which such consent shall not be unreasonably withheld.

(iii)    Notwithstanding anything to the contrary, (A) neither WKKC nor Kellanova, as applicable, shall take any action in connection with an action or claim of infringement, dilution, misappropriation or other violation of any WKKC Brand IP that would materially deprive Kellanova or any member of its Group or WKKC or any member of its Group, as applicable, of the benefit of the use of the WKKC Brand IP, and (B) neither WKKC or any member of its Group nor Kellanova or any member of its Group, as applicable, shall settle any claim or dispute or enter into any settlement agreement or similar agreement without Kellanova’s or WKKC’s, as applicable, prior written consent, without which such consent shall not be unreasonably withheld.

(b)    Kellanova Brand IP.

(i)    Each Party shall promptly inform the other Party of any potential infringement, dilution, misappropriation or other violation of any Kellanova Brand IP licensed under this Agreement or use of any Trademarks that may reasonably lead to likelihood of confusion with any Kellanova Brand IP licensed under this Agreement, or if either Party receives notice of any claim from any third party alleging that any Kellanova Brand IP licensed under this Agreement (or such Party’s use thereof) infringes, dilutes, misappropriates or otherwise violates the rights of a third party. Where permitted under local Law, during the Enforcement Period, the ER Owner of an applicable Kellanova-Owned Mark that is the subject of a claim or dispute (or that is related to any Kellanova Collateral Materials that is the subject to the claim or dispute) shall have the first right to commence, control, or respond to any such action or claim, and the authority and sole control of the defense or settlement of such claim (a “Primary Enforcing Party”). WKKC and Kellanova shall share the documented, out-of-pocket costs, fees and expenses of any such action or claim and sums, profits and damages recovered from any such action or claim in proportion to the Net Sales in North America of the Licensed Products bearing or sold or being offered for sale under the applicable Kellanova Brand IP in the fiscal year prior to date of any such action or claim. WKKC acknowledges that in certain jurisdictions, only Kellanova, as the Legal Owner of the Kellanova Brand IP, can be named as a party to a dispute. In such instances, where WKKC is the Primary Enforcing Party, WKKC shall initiate any such action in the name of Kellanova. Where WKKC is the Primary Enforcing Party, Kellanova shall, and shall cause any member of its Group to, cooperate with all reasonable requests for assistance by WKKC in connection with the foregoing, including being named as a party in any related court and/or administrative proceedings. WKKC shall provide Kellanova copies of all notices, complaints, court proceedings, and other documentation relating to the foregoing. Without limiting the foregoing, the Primary Enforcing Party shall not bring any action or claim against any Sublicensee of the other Party or any member of such Party’s Group for any alleged infringement, dilution, misappropriation or other violation of any Kellanova Brand IP by any Sublicensee of the other Party or any member of such Party’s Group of which it becomes aware without first raising the issue with the other Party or any member of such Party’s Group and providing the other Party or any member of such Party’s Group with the first right to resolve such claim or dispute, and the Primary Enforcing Party shall promptly inform the other Party or any member of its Group if the Primary Enforcing Party becomes aware of any such alleged issue involving any Sublicensee of the other Party or any member of its Group.

(ii)    If the Primary Enforcing Party declines to respond to a claim or to bring an action or proceeding (or fails to provide notice that it will not bring an action or proceeding) with respect to infringement, dilution, misappropriation or other violation of any Kellanova Brand IP, in each case, within the Enforcement Period, then WKKC, if Kellanova is the Primary Enforcing Party, or Kellanova, if WKKC is the Primary Enforcing Party (each, a “Secondary Enforcing Party”) shall have the right to bring and control any such action or proceeding, by counsel of its choosing. To the extent the Secondary Enforcing Party assumes such control, all costs, fees and expenses associated with an action or claim shall be at the Secondary Enforcing Party’s sole cost and expense, and the Secondary Enforcing Party shall receive any and all sums, profits or damages from any such action or claim and the Primary Enforcing Party shall have no right to share in any amounts recovered by the Secondary Enforcing Party. The Primary Enforcing Party shall cooperate in connection with the foregoing, including consenting to being named as a party in any related court proceedings.

(iii)    Notwithstanding anything to the contrary, (A) neither the Primary Enforcing Party nor the Secondary Enforcing Party, as applicable, shall take any action in connection with any action or claim of infringement, dilution, misappropriation or other violation of any Kellanova Brand IP that would materially deprive the Secondary Enforcing Party or any member of its Group or the Primary Enforcing Party or any member of its Group, as applicable, of the benefit of the use of any Kellanova Brand IP, and (B) neither the Primary Enforcing Party or any member of its Group nor the Secondary Enforcing Party or any member of its Group shall settle any claim or enter into any settlement agreement or similar agreement without the Secondary Enforcing Party’s or the Primary Enforcing Party’s, as applicable, prior written consent, without which such consent shall not be unreasonably withheld.

(c)    Notwithstanding the allocation of costs, fees and expenses between the Parties in connection with any action or claim of infringement, dilution, misappropriation or other violation of the WKKC Brand IP or the Kellanova Brand IP, as applicable, if any such action or claim arises from a Party’s unauthorized use of the other Party’s Brand IP pursuant to this Agreement, such Party shall be responsible for all costs, fees and expenses with any such action or claim.

ARTICLE X

DIVERSION

10.1    Diversion.

(a)    Neither Party nor its Affiliates or Sublicensees shall, and shall not permit, authorize or encourage any distributor or customer (collectively “Customers”) to:

(i)    distribute, import or sell any Licensed Product other than in such Party’s applicable Food and Beverage Categories in the jurisdictions specified under this Agreement (“Permitted Fields”); and for clarity, in the context of a Customer providing passenger transportation services (e.g. airlines, trains, cruise ships), a Permitted Field shall refer to the jurisdiction of the origination or departure point of any vehicle that provides the passenger transportation services; or

(ii)    engage in any product promotion or marketing that is directed primarily to customers, buyers or consumers outside of such Party’s Permitted Fields ((i)-(ii), “Divert”).

(b)    Each Party shall, and shall cause its Affiliates to, review orders from any Customer to determine whether the quantities or frequency of such orders provide indicia that any such Customer intends to Divert products outside such Party’s Permitted Fields in violation of this Section 10.1. Each Party shall, and shall cause its Affiliates and Sublicensees to, refer an order of a Licensed Product outside such Party’s Permitted Fields to the other Party.

(c)    In order to combat Diversion of a Licensed Product in violation of Section 10.1, each Party shall, and shall cause its Affiliates and Sublicensees to, use commercially reasonable efforts to prevent Diversion by any Customer, including by:

(i)    (A) requiring provisions in any license, sale or similar agreement or contractual arrangement that prohibit any such Customer from Diverting any Licensed Products outside such Party’s Permitted Fields, (B) requiring provisions in any license, sale or similar agreement or contractual arrangement that permit such Party or its Affiliates or Sublicensees to reduce or eliminate historical or future trade funds or clawbacks, or to discontinue selling or conducting business with any such Customer that violates any anti-Diversion provision or requirements, and (C) granting such Party audit rights under any license, sale or similar agreement or contractual arrangement with respect to Customer transaction data;

(ii)    notifying their Customers that any Diversion of any Licensed Products outside of such Party’s Permitted Fields would infringe the Brand-Related Intellectual Property of the other Party;

(iii)    using trade funds solely to drive pricing to individual consumers or customers;

(iv)    clawing back trade funds, reducing trade funds or discontinuing the issuance of trade funds from any Customer who engages in Diversion;

(v)    establishing pricing tiers that result in higher prices for any Customer who engages in Diversion on repeated occasions; and

(vi)    discontinuing the sale of Licensed Products to any Customer who engages in Diversion on more than one (1) occasion.

(d)    Each Party shall establish and enforce protocols, tools and processes to identify, manage and mitigate Diversion, including protocols, tools and processes to (i) conduct due diligence on potential Customers, and (ii) track Diversion by any Customer. Furthermore, each Party shall train employees, contractors and any other Person employed or engaged by WKKC and its Affiliates to track Diversion and to use tools and resources to identify, manage and mitigate Diversion.

10.2    Diversion Event.

(a)    If, notwithstanding a Party’s compliance with Section 10.1, a Party becomes aware of the occurrence or suspected occurrence of a Diversion Event by or on behalf of a Party (including by any of its Affiliates, Sublicensees or Customers) (“Diversion Party”), the Diversion Party shall, and shall cause its Affiliates, Sublicensees or Customers to, promptly initiate reasonable investigations into the root cause, duration and scope of the Diversion Event, and make good faith efforts to prevent occurrence or recurrence of Diversion by any Person on its behalf, including any Customer of any such Licensed Product(s). A Diversion Party shall promptly notify the Party affected by the Diversion Event (“Harmed Party”) of the Diversion Event and, upon request from the Harmed Party, the Diversion Party shall provide reasonable documentation of such Party’s investigation into the root cause, duration and scope of any such Diversion Event.

(b)    Within forty (40) Business Days of the discovery by a Harmed Party of the occurrence or suspected occurrence of a Diversion Event by the Diversion Party, the Harmed Party shall promptly notify the Diversion Party of the Diversion Event. The Harmed Party shall provide the Diversion Party with a written statement signed by the Harmed Party providing reasonable evidence concerning the suspected Diversion Event(s), including, at a minimum the name of the Customer of the Diversion Party responsible for the Diversion Event, date(s) and location(s) of the Diversion Event and photo or other digital evidence of the Diversion Event(s). The Diversion Party shall have an opportunity to object to the Harmed Party’s allegation of Diversion. After taking into consideration any such objection by the Diversion Party, the Parties shall cooperate in good faith to address and remediate any outstanding alleged Diversion. If, after following the foregoing procedure, the Parties are unable to resolve any disputes regarding any alleged Diversion, the Parties shall follow the dispute resolution procedures in Section 14.2.

(c)    The Diversion Party shall pay the Harmed Party liquidated damages equal to (i) the Diversion Damages and (ii) any reasonable, documented, out-of-pocket costs incurred by the Harmed Party arising out of or as a result of the Diversion Event, including reimbursements or deduction claimed by any Customer arising out of or as a result of the Diversion Event ((i) and (ii), the “Diversion Payment”). The Diversion Party shall pay any Diversion Payment to the Harmed Party no later than thirty (30) days following the receipt of notice of any Diversion Payment from the Harmed Party or the conclusion of the dispute resolutions process set forth in Section 10.2(c) above. The liquidated damages set out in this Section 10.2 shall be the sole and exclusive monetary remedy of a Harmed Party in respect of a Diversion Event by a Diversion Party that is otherwise compliant with Section 10.1.

10.3    Legal Actions. Nothing in this Article X shall prevent a Harmed Party from initiating suitable legal actions against a Diversion Party or its or their Affiliates, Sublicensees or Customers in order to seek compensation, or to ban, hinder or avoid any willful or intentional Diversion.

ARTICLE XI

PRODUCT RECALLS, INDEMNIFICATION AND LIMITATION OF LIABILITY

11.1    Product Recalls. If a Party responsible for the production, promotion, marketing, distribution, or sale of a Licensed Product under this Agreement (“Selling Party”) reasonably determines that a withdrawal or recall of any product sold or offered for sale by such Selling Party is required at any time, or if any Governmental Authority with the requisite authority requires any such product recall or withdrawal, then the Selling Party shall plan and execute such recall or withdrawal in accordance with all applicable Laws, at its own cost and expense.

11.2    WARRANTY DISCLAIMER. THE LICENSES UNDER THIS AGREEMENT ARE PROVIDED “AS-IS” AND NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE LICENSED MARKS OR ANY RIGHTS GRANTED HEREUNDER, INCLUDING WARRANTIES OF NON-INFRINGEMENT OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS, OR REGARDING THE SCOPE, VALIDITY, OR ENFORCEABILITY OF THE BRAND IP.

11.3    Indemnification by WKKC. WKKC agrees to defend, indemnify, and hold harmless Kellanova and its Affiliates and its and their directors, officers, employees, licensees, agents, representatives, successors, and assigns (collectively, the “Kellanova Indemnified Parties”) from and against any and all claims, suits, actions, or allegations brought or asserted by a third party (each, a “Claim”) and any resulting liabilities, judgments, costs, and expenses, including reasonable attorneys’ fees (“Costs”) suffered or incurred by Kellanova or any Kellanova Indemnified Party arising from or related to (a) a breach by WKKC (or any member of its Group or Affiliates or Sublicensees) of its representations, warranties, or covenants under this Agreement, (b) fraud, willful misconduct, or violation of applicable Law by WKKC (or any member of its Group or Affiliates or Sublicensees) in connection with this Agreement, or (c) product liability or personal injury claims, to the extent arising from any goods or services sold or offered for sale by or on behalf of WKKC or its Affiliates using the Kellanova Brand IP, except, in the case of clauses (a)-(c), to the extent any such Claim arises or results from Kellanova’s or any of its Affiliates’ (i) breach of its representations, warranties, or covenants under this Agreement, or (ii) fraud, willful misconduct, or violation of applicable Law in connection with this Agreement.

11.4    Indemnification by Kellanova. Kellanova agrees to defend, indemnify, and hold harmless WKKC and its Affiliates and its and their directors, officers, employees, licensees, agents, representatives, successors, and assigns (collectively, the “WKKC Indemnified Parties”) from and against any and all Claims and any resulting Costs suffered or incurred by WKKC or any WKKC Indemnified Party arising from or related to (a) a breach by Kellanova (or any member of its Group or Affiliates or Sublicensees) of its representations, warranties, or covenants under this Agreement, (b) fraud, willful misconduct, or violation of applicable Law by Kellanova (or any member of its Group or Affiliates or Sublicensees) in connection with this Agreement, or (c) product liability or personal injury claims, to the extent arising from any goods or services sold or offered for sale by or on behalf of Kellanova or its Affiliates using the WKKC Brand IP, except, in the case of clauses (a)-(c), to the extent any such Claim arises or results from WKKC’s or any of its Affiliates’ (i) breach of its representations, warranties, or covenants under this Agreement, or (ii) fraud, willful misconduct, or violation of applicable Law in connection with this Agreement.

11.5    Indemnification Procedures. The procedures for indemnification of third-party Claims in Section 4.4, Section 4.5, and Section 4.6 of the SDA are hereby incorporated by reference.

11.6    Limitation of Liability. Except in connection with either Party’s indemnification obligations set forth herein, neither WKKC nor any member of the WKKC Group, on the one hand, nor Kellanova or any member of the Kellanova Group, on the other hand, shall be liable under this Agreement to the other for any indirect, incidental, punitive, exemplary, remote, speculative, or similar damages in excess of compensatory damages of the other arising in connection with this Agreement. For the avoidance of doubt, this Section 11.6 shall not limit a Party’s applicable Diversion Payment specified in Section 10.2.

ARTICLE XII

TERM AND TERMINATION

12.1    Term. This Agreement will commence as of the Effective Time and will continue in perpetuity until terminated solely as permitted by and in accordance with Section 12.2. Each Party hereby acknowledges and agrees that this Agreement and the licenses granted to Licensee hereunder (a) are neither of indefinite duration nor terminable at will, (b) are irrevocable, except in connection with a termination in accordance with Section 12.2, and (c) cannot be terminated by either Party, even for material breach, except as set forth in Section 12.2.

12.2    Termination by Mutual Agreement. The Agreement may be terminated at any time by an agreement in writing signed by a duly authorized officer of each Party.

12.3    Effect of Termination. If this Agreement is terminated pursuant to Section 12.2, then: (a) all rights of a Licensee under this Agreement shall automatically and immediately cease, subject to any Sell-Off Period; (b) all rights of a Licensee under Article IX regarding enforcement of the Licensed Marks will automatically and immediately revert to the applicable Licensor and the applicable Licensor shall have the exclusive right and authority, in its sole discretion, to make decisions and take all actions with respect to registration, enforcement, and maintenance of the Licensed Marks; and (c) a Licensee shall have the right to continue using the Licensed Marks for a period of one hundred twenty (120) days (“Sell-Off Period”) after the effective date of termination of this Agreement to dispose of or sell any Licensed Products, as applicable, in the possession of a Licensee or its Affiliates or any of its or their Sublicensees as of the effective date of termination of this Agreement.

12.4    Survival. In the event of termination of this Agreement pursuant to Section 9.2, the following provisions of this Agreement shall survive: Article IV, Article XI, Article XII, Article XIII, Section 15.1 and Sections 15.3-15.13.

ARTICLE XIII

CONFIDENTIALITY

13.1    Confidentiality. In connection with the performance of this Agreement, each Party (the “Receiving Party”) may have access to certain confidential and proprietary information of the other Party (the “Disclosing Party”) and its Affiliates. For purposes of this Agreement, “Confidential Information” shall mean any and all information proprietary to the Disclosing Party or its Affiliates, whether or not reduced to writing or other tangible medium of expression, and whether or not patented, patentable, capable of trade secret protection, or protected as an unpublished or published work, and shall include the terms of this Agreement (but not the existence of this Agreement), information relating to intellectual property and to business plans, financial matters, costs, strategic marketing plans, personnel, and business relationships. Recognizing that such information represents valuable assets and property of the Disclosing Party and the harm that may befall the Disclosing Party if any of such Confidential Information is disclosed, the Receiving Party agrees to hold all such Confidential Information in strict confidence and not to use (except in furtherance of this Agreement) or otherwise disclose any such Confidential Information to third parties without having received the prior written consent of the Disclosing Party and a written agreement from such third party to maintain such Confidential Information in confidence; provided that either Party is permitted to disclose Confidential Information of the other Party to its Affiliates, and its and their respective principals, officers, directors, employees, shareholders, partners, contractors, third-party advertising agencies, and advisors that have a “need to know” basis for the purposes of carrying out the business of such Party as it pertains to this Agreement or performing such Party’s duties and obligations under this Agreement, without the prior written consent of the other Party.

13.2    Exceptions. The obligations under Section 13.1 shall not apply to any information obtained by the Receiving Party that would otherwise constitute Confidential Information but which: (a) was already known to the Receiving Party prior to its relationship with the Disclosing Party, as established by the Receiving Party’s written records; (b) becomes generally available to the public other than as a result of the Receiving Party’s breach of this Agreement; (c) is furnished to the Receiving Party by a third party who is not known by the Receiving Party to be bound by an obligation of confidentiality with respect to such information and who is not known by the Receiving Party to be unlawfully in possession of, or to have unlawfully conveyed, such information; (d) is subsequently developed by the Receiving Party independently of the information or materials received from the Disclosing Party, as established by the Receiving Party’s written records; or (e) is disclosed in accordance with Section 13.3. For purposes of this definition, the term “Receiving Party” shall be deemed to include such Party’s principals, officers, directors, employees, shareholders, agents, representatives, successors, and assigns, and each Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Party.

13.3    Disclosures Required by Law. If the Receiving Party becomes legally compelled by, or is requested by, order of a court or other competent governmental agency, regulation, or stock exchange or by applicable law to disclose any of the Confidential Information of the Disclosing Party, the Receiving Party shall provide written notice to the Disclosing Party promptly so that the Disclosing Party (at its sole cost and expense) may seek a protective order or other appropriate remedy. If the Disclosing Party elects to seek a protective order, the Receiving Party shall cooperate (at the Disclosing Party’s cost and expense) reasonably in seeking such protective order. If no such protective order or other remedy is obtained or obtainable, then the Receiving Party shall furnish only that portion of the Disclosing Party’s Confidential Information which it is advised by counsel is required and shall exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

ARTICLE XIV

DISPUTE RESOLUTION AND GOVERNANCE

14.1    Breach. If a Party commits a breach of any of the terms or conditions of this Agreement, the other Party may send written notice to the breaching Party specifying the breach. The breaching Party shall have thirty (30) days to cure the specified breach. If the breaching Party does not cure the breach within such period of time or in the event that one Party claims that the other Party is materially violating any of the terms or conditions of this Agreement and such other Party disputes such claim, then the Parties will follow the dispute resolution process in Section 14.2.

14.2    Dispute Resolution. The Dispute Resolution procedure set forth in Article VII of the SDA is hereby incorporated by reference.

ARTICLE XV

MISCELLANEOUS

15.1    Counterparts; Entire Agreement; Corporate Power.

(a)    This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each Party and delivered to the other Party.

(b)    This Agreement and the Schedules and Annexes hereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments, and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c)    Kellanova represents on behalf of itself and each other member of the Kellanova Group, and WKKC represents on behalf of itself and each other member of the WKKC Group, as follows:

(i)    each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and thereby; and

(ii)    this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)    Each Party acknowledges that it and the other Party may execute this Agreement by stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

15.2    Assignment and Sales of Licensed Marks. No Party may assign or transfer this Agreement, or the rights, duties or obligations herein, without the prior written consent of the other Parties except:

(i)    Either Party shall have the right, without the consent of the other Party, to assign or transfer this Agreement, and the rights, duties and obligations herein, in whole, to an acquirer of all (A) the WKKC-Owned Marks, or (B) the Kellanova-Owned Marks licensed under this Agreement.

(ii)    Either Party shall have the right, without the consent of the other Party, to assign or transfer this Agreement, and the rights, duties and obligations herein, to an acquirer of one or more of the (A) WKKC-Owned Marks, or (B) Kellanova-Owned Marks licensed under this Agreement; provided, that the rights, duties and obligations of any such acquirer shall be limited to the rights, duties, and obligations solely as they relate to any one (1) or more WKKC-Owned Marks or Kellanova-Owned Marks licensed under this Agreement that is sold or divested by WKKC or Kellanova, respectively.

(b)    Any attempted assignment or transfer in violation of this Section 15.2 shall be null and void, ab initio.

15.3    Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

15.4    Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person, except the Parties, any rights or remedies hereunder, and there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third party with any remedy, claim, liability, reimbursement, claim of action, or other right in excess of those existing without reference to this Agreement. For the avoidance of doubt, a Sublicensee of a Party shall not be a third-party beneficiary of this Agreement.

15.5    Notices. All notices and other communications to be given to any Party shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when delivered via email (such email shall be deemed delivered on the date of dispatch by the sender thereof to the extent no “bounce back” or similar message indicating non-delivery is received with respect thereto) and shall be directed to the address set forth below (or at such other address or email address as such Party shall designate by like notice):

If to Kellanova, to:

[Kellanova]

[●]

Attention: [●]

Email: [●]

If to WKKC, to:

WK Kellogg Co

[One Kellogg Square, North Tower]

[Battle Creek, Michigan 49017]

Attention: Chief Legal Officer

Email: [●]

15.6    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

15.7    Headings. The article, section, and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.8    Interpretation. In this Agreement, (i) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Annexes hereto) and not to any particular provision of this Agreement; (iii) Article, Section, Schedule and Annex references are to the Articles, Sections, Schedules and Annexes to this Agreement unless otherwise specified; (iv) unless otherwise stated, all references to any agreement (including this Agreement) shall be deemed to include the exhibits, schedules, and annexes (including all Schedules and Annexes) to such agreement; (v) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (viii) unless otherwise specified in a particular case, the word “days” refers to calendar days; (ix) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (x) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby,” and “hereupon” and words of similar import shall all be references to [●], 2023.

15.9    Force Majeure. No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

15.10    Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

15.11    Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement, or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

15.12    Performance. Kellanova will cause to be performed, and hereby guarantees the performance of, all actions, agreements, and obligations set forth in this Agreement to be performed by any member of the Kellanova Group. WKKC will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the WKKC Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement.

15.13    Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

KELLOGG COMPANY

By:
Name:
Title:

WK KELLOGG CO

By:
Name:
Title: